Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arena Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-45330, 333-45332, 333-62894, 333-86350, 333-135398, and 333-160329) and on Form S-3 (Nos. 333-112542, 333-136023, 333-160983, 333-166481, and 333-167498) of Arena Pharmaceuticals, Inc. of our report dated March 15, 2011, with respect to the consolidated balance sheet of Arena Pharmaceuticals, Inc. and subsidiaries (the Company) as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting of Arena Pharmaceuticals, Inc. and subsidiaries as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Arena Pharmaceuticals, Inc.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for certain warrants due to the adoption of a new accounting pronouncement in 2009.

/s/    KPMG LLP

San Diego, California

March 15, 2011